EXHIBIT 5.1

[Letterhead of Drinker Biddle & Reath LLP]

February 26, 2018
Hamilton Lane Incorporated
One Presidential Blvd., 4th Floor
Bala Cynwyd, PA 19004

Ladies and Gentlemen:
We have acted as counsel to Hamilton Lane Incorporated, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on February 26, 2018 under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the offer and sale (a) by the Company of up to 3,940,000 shares (the “Initial Company Shares”) of Class A common stock, par value $0.001 per share (the “Class A Common Stock”), and, subject to the underwriters’ option to purchase additional shares of Class A Common Stock, of up to 591,001 additional shares of Class A Common Stock (together with the Initial Company Shares, the “Primary Shares”) and (b) by the Selling Stockholders (defined below) of up to an aggregate of 696,315 shares of Class A Common Stock (the “Secondary Shares” and, together with the Primary Shares, the “Shares”).
In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Amended and Restated Certificate of Incorporation (the “Charter”) of the Company filed as Exhibit 3.1 to the Registration Statement, (ii) the Amended and Restated Bylaws of the Company filed as Exhibit 3.2 to the Registration Statement, (iii) the form of Underwriting Agreement proposed to be entered into by and among J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC as representatives of the several underwriters named in Schedule I thereto, the Company and the selling stockholders named therein (the “Selling Stockholders”), the form of which is filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”), and (iv) the Registration Statement, together with the exhibits filed as a part thereof.
For purposes of this opinion, we have assumed the authenticity of documents submitted to us as originals, the conformity to authentic originals of documents submitted to us as copies and the accuracy and completeness of all corporate records and other documents made available to us by the Company. We have also assumed the legal capacity of all natural persons and the genuineness of signatures. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others as to factual matters.

Hamilton Lane Incorporated
February 26, 2018

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion:
1. Upon the (i) due action by a duly appointed committee of the Board of Directors of the Company to determine the price per share of the Primary Shares and (ii) due execution and delivery of the Underwriting Agreement and issuance of the Primary Shares against payment therefor in accordance with the Underwriting Agreement, the Primary Shares will have been duly authorized by all necessary corporate action of the Company and will be validly issued, fully paid and non-assessable.
2. The Secondary Shares have been duly authorized by all requisite corporate action on the part of the Company and validly issued and are fully paid and non-assessable.
This opinion is limited to the General Corporation Law of the State of Delaware. We express no opinion as to matters relating to securities or blue sky laws of any jurisdiction or any rules or regulations thereunder.
We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.
This opinion is given as of the date hereof, and we assume no responsibility for updating this opinion to take into account any event, action, interpretation or change in law occurring subsequent to the date hereof that may affect the validity of any of the opinions expressed herein.
This opinion is furnished to you in connection with the filing of the Registration Statement. It is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

Very truly yours,
/s/ Drinker Biddle & Reath LLP